CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-3240 and 333-29491) and related Prospectuses of Konover Properties Trust, Inc. of our report dated February 19, 1999, with respect to the consolidated financial statements and schedule of Konover Properties Trust, Inc. included in the Annual Report of Form 10-K for the year ended December 31, 1998.


/s/ Arthur Andersen LLP
Raleigh, North Carolina
March 31, 1999